UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2013

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 11, 2013, Computer Sciences Corporation and certain of its designated foreign domiciled subsidiaries (collectively, the “Company”), entered into a Credit Agreement (the “Credit Agreement”), dated as of October 11, 2013, by and among the Company, the lenders named therein and Citibank, N.A. as administrative agent, Citicorp International Limited (CIL HK) as Tranche B sub-agent, and Citibank International PLC, London Branch as swing line sub-agent. The Credit Agreement replaces the prior credit agreement, dated as of March 18, 2011. The Credit Agreement provides a revolving credit facility of aggregate $2.5 billion maturing on January 15, 2019, which includes a $2 billion Tranche A sublimit for U.S. dollar, Euros and Pounds Sterling borrowings and a $500 million sublimit in Tranche B for U.S. dollar, Euros, Pounds Sterling, Japanese Yen, Australian Dollar and Singapore Dollar borrowings. The Credit Agreement provides, on an uncommitted basis, that the aggregate amount of the facility may be increased to up to $3.0 billion. The Credit Agreement contains provisions for adding domestic and foreign subsidiaries of Computer Sciences Corporation as additional borrowers under the facility as well as the creation of additional multi-currency or local currency tranches in the credit facility.

The Credit Agreement provides that prepayment of outstanding amounts is permitted at any time. The Credit Agreement contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference and made a part hereof.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1
Credit Agreement, dated as of October 11, 2013, among the Company, certain subsidiaries of the Company from time to time party thereto, the financial institutions listed therein, and Citibank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: October 17, 2013	By:	/s/ Paul N. Saleh
Paul N. Saleh
Executive Vice President and Chief Financial Officer